Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of March 3, 2025, between DROPBOX, INC., a Delaware corporation (the “Company”), and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), a national banking association, as trustee (the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company and the Trustee are parties to that certain Indenture, dated as of February 26, 2021 (the “Indenture”), pursuant to which the Company issued its 0% Convertible Senior Notes due 2026 (the “Notes”);

WHEREAS, on or around March 5, 2025, the Company expects to convert from a corporation organized under the laws of the State of Delaware into a corporation organized under the laws of the State of Nevada (the “Nevada Corporation” and such transaction, the “Reincorporation”);

WHEREAS, pursuant to the Reincorporation, each share of Common Stock (as defined in the Indenture) of the Company will convert into one share of Class A common stock, par value $0.00001 per share, of the Nevada Corporation (the “Nevada Corporation Common Stock”);

WHEREAS, the Reincorporation will constitute a Common Stock Change Event pursuant to the Indenture;

WHEREAS, Section 13.07(a) of the Indenture provides, among other things, that in the event of a Common Stock Change Event, the Company will execute with the Trustee a supplemental indenture providing that at and after the effective time of such Common Stock Change Event, the right to convert each $1,000 principal amount of Notes shall be changed into a right to convert such principal amount of Notes into the kind and amount of shares, stock, other securities, or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to such Common Stock Change Event would have owned or been entitled to receive (the “Reference Property”) upon such Common Stock Change Event; provided, however, that at and after the effective time of the Common Stock Change Event (A) the Company or the successor or acquiring Person, as the case may be, shall continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, upon conversion of Notes in accordance with Section 13.02 of the Indenture and (B)(I) any amount payable in cash upon conversion of the Notes in accordance with Section 13.02 of the Indenture shall continue to be payable in cash, (II) any shares of Common Stock that the Company would have been required to deliver upon conversion of the Notes in accordance with Section 13.02 of the Indenture shall instead be deliverable in the amount and type of Reference Property that a holder of that number of shares of Common Stock would have received in such Common Stock Change Event, (III) the Daily VWAP shall be calculated based on the value of a unit of Reference Property and (IV) the conditions to conversion described in Sections 13.01(b)(ii) and 13.01(b)(iv) of the Indenture will be determined as if each reference to a share of Common Stock were instead a reference to a Reference Property unit;

WHEREAS, Section 10.01 of the Indenture provides that the Company and the Trustee may enter into any supplemental indenture without the consent of any Holder, among other things, (i) in connection with any Common Stock Change Event, to provide that the Notes are convertible into Reference Property, subject to the provisions of Section 13.02 of the Indenture, and make such related changes to the terms of the Notes to the extent expressly required by Section 13.07 of the Indenture; or (ii) to make any change that does not adversely affect the rights of any Holder; and

WHEREAS, all conditions for the execution and delivery of this Supplemental Indenture have been complied with or have been done or performed.

NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:

In consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, the Company and the Trustee agree as follows for the equal and ratable benefit of the Holders:

Article 1
Definitions

Section 1.01.      General. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Indenture.

Section 1.02.      Unit of Reference Property. “Unit of Reference Property” shall mean one share of Nevada Corporation Common Stock.

Article 2
Effect of Reincorporation

Section 2.01.      Conversion of Notes. Pursuant to Section 13.07(a) of the Indenture, (a) at and after the effective time of the Reincorporation (the “Effective Time”), the right to convert each $1,000 principal amount of Notes into the Common Stock shall be changed to a right to convert such principal amount of Notes into the number of Units of Reference Property equal to the Conversion Rate immediately prior to the Effective Time; (b)(i) the Company shall continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, upon conversion of Notes in accordance with Section 13.02 of the Indenture and (ii)(A) any amount payable in cash upon conversion of the Notes in accordance with Section 13.02 of the Indenture shall continue to be payable in cash, (B) any shares of Common Stock that the Company would have been required to deliver upon conversion of the Notes in accordance with Section 13.02 of the Indenture shall instead be deliverable in Units of Reference Property, (C) the Daily VWAP shall be calculated based on the value of a Unit of Reference Property and (D) the conditions to conversion described in Sections 13.01(b)(ii) and 13.01(b)(iv) of the Indenture will be determined as if each reference to a share of Common Stock were instead a reference to a Unit of Reference Property. The provisions of the Indenture, as modified herein, shall continue to apply, mutatis mutandis, to the Holders’ right to convert the Notes into the Reference Property.

Article 3
Miscellaneous Provisions

Section 3.01.      Effectiveness; Construction. This Supplemental Indenture shall become effective immediately upon the effectiveness of the Reincorporation. Upon such effectiveness, the Indenture shall be supplemented in accordance herewith. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby. The Indenture and this Supplemental Indenture shall henceforth be read and construed together.

Section 3.02.      Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

Section 3.03.      Trustee Matters. The Trustee accepts the Indenture, as supplemented hereby, and agrees to perform the same upon the terms and conditions set forth therein, as supplemented hereby. The Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided. The recitals contained in this Supplemental Indenture shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

Section 3.04.      No Third-Party Beneficiaries. Nothing in this Supplemental Indenture, expressed or implied, shall give to any Person, other than the parties to the Indenture, any Paying Agent, any Conversion Agent, any authenticating agent, any Note Registrar and their successors under the Indenture or the Holders , any benefit or any legal or equitable right, remedy or claim under the Indenture, as supplemented hereby.

Section 3.05.      Severability. In the event any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, then (to the extent permitted by law) the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired.

Section 3.06.      Headings. The Article and Section headings of this Supplemental Indenture have been inserted for convenience of reference only and are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 3.07.      Successors. All agreements of the Company and the Trustee in this Supplemental Indenture shall bind their respective successors and assigns whether so expressed or not.

Section 3.08.      Governing Law. THIS SUPPLEMENTAL INDENTURE AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF NEW YORK.

Section 3.09.      Counterpart Signatures. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Supplemental Indenture or any document to be signed in connection with this Supplemental Indenture shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

DROPBOX, INC.

By:	/s/ Timothy Regan
Name: Timothy Regan
Title: Chief Financial Officer

[Signature Page to Supplemental Indenture]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Trustee

By:	/s/ David A. Jason
Name: David A. Jason
Title: Vice President

[Signature Page to Supplemental Indenture]